Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups
Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, Inc. and our interest in HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary TripAdvisor, Inc. ("TripAdvisor"), as of December 11, 2012, and our interest in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL.
The following tables present our assets and liabilities as of December 31, 2012 and 2011 and revenue, expenses and cash flows for the three years ended December 31, 2012, 2011 and 2010. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group and the Ventures Group, respectively, as if those businesses and assets had been attributed to those respective groups at the beginning of each period, for comparative purposes. Therefore, the attributed earnings in the periods presented in the Unaudited Attributed Financial Information Statements are not the same as those reflected in the Liberty Interactive Corporation consolidated financial statements. The earnings attributed to the Liberty Interactive common stock and Liberty Ventures common stock for purposes of those financial statements only relate to the periods after the tracking stocks were issued. The financial information in this Exhibit should be read in conjunction with our consolidated financial statements for the year ended December 31, 2012 included in this Annual Report on Form 10-K.
Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA
Interactive Group

	December 31, 2012	December 31, 2011
	amounts in millions
Summary balance sheet data:
Current assets	$3,141	3,275
Investments in affiliates, accounted for using the equity method	$304	230
Intangible assets not subject to amortization, net	$8,431	8,496
Total assets	$15,115	15,424
Long-term debt	$4,277	3,575
Long-term deferred income tax liabilities	$1,318	1,493
Attributed net assets	$7,011	8,464

	Years ended December 31,
	2012	2011	2010
	amounts in millions
Summary operations data:
Revenue	$10,018	9,616	8,932
Cost of sales	(6,396)	(6,114)	(5,705)
Operating expenses	(833)	(866)	(799)
Selling, general and administrative expenses (1)	(977)	(858)	(746)
Impairment of intangible assets	(92)	—	—
Depreciation and amortization	(596)	(641)	(571)
Operating income (loss)	1,124	1,137	1,111
Interest expense	(322)	(317)	(515)
Share of earnings (losses) of affiliates, net	28	23	8
Realized and unrealized gains (losses) on financial instruments, net	51	75	117
Other income (expense), net	—	15	311
Income tax benefit (expense)	(352)	(353)	(160)
Earnings (loss) from continuing operations	529	580	872
Earnings (loss) from discontinued operations, net of taxes	—	378	1,101
Net earnings (loss)	529	958	1,973
Less net earnings (loss) attributable to noncontrolling interests	63	53	45
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$466	905	1,928
______________________________________________

(1)	Includes stock-based compensation of $85 million, $49 million and $67 million for the years ended December 31, 2012, 2011 and 2010, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
Ventures Group

	December 31, 2012	December 31, 2011
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$1,961	—
Investments in available-for-sale securities and other cost investments	$1,815	1,165
Investments in affiliates, accounted for using the equity method	$547	905
Intangible assets not subject to amortization, net	$5,449	—
Long-term debt, including current portion	$3,342	2,443
Deferred tax liabilities, including current portion	$2,959	1,559
Attributed net assets (liabilities)	$551	(1,971)

	Years ended December 31,
	2012	2011	2010
	amounts in millions
Summary operations data:
Revenue	$36	—	—
Operating expenses	(7)	—	—
Selling, general and administrative expenses (1)	(32)	(4)	(3)
Depreciation and amortization	(13)	—	—
Operating income (loss)	(16)	(4)	(3)
Interest expense	(110)	(110)	(111)
Share of earnings (losses) of affiliates, net	57	117	104
Realized and unrealized gains (losses) on financial instruments, net	(402)	9	(55)
Gains (losses) on transactions, net	1,531	—	—
Other, net	44	(6)	(3)
Income tax benefit (expense)	(42)	1	32
Net earnings (loss)	1,062	7	(36)
Less net earnings (loss) attributable to noncontrolling interests	(2)	—	—
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$1,064	7	(36)
______________________________________________

(1)	Includes stock-based compensation of $6 million, zero and zero for the years ended December 31, 2012, 2011 and 2010, respectively.

BALANCE SHEET INFORMATION
December 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$699	1,961	—	2,660
Trade and other receivables, net	1,095	106	—	1,201
Inventory, net	1,106	—	—	1,106
Other current assets	241	206	(156)	291
Total current assets	3,141	2,273	(156)	5,258
Investments in available-for-sale securities and other cost investments (note 2)	4	1,815	—	1,819
Investments in affiliates, accounted for using the equity method (note 3)	304	547	—	851
Property and equipment, net	1,220	15	—	1,235
Intangible assets not subject to amortization, net	8,431	5,449	—	13,880
Intangible assets subject to amortization, net	1,934	1,183	—	3,117
Other assets, at cost, net of accumulated amortization	81	14	—	95
Total assets	$15,115	11,296	(156)	26,255
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$70	(70)	—	—
Accounts payable	705	14	—	719
Accrued liabilities	819	99	—	918
Current portion of debt (note 4)	265	1,373	—	1,638
Deferred tax liabilities	—	1,068	(156)	912
Other current liabilities	267	35	—	302
Total current liabilities	2,126	2,519	(156)	4,489
Long-term debt (note 4)	4,277	1,969	—	6,246
Deferred income tax liabilities	1,318	1,891	—	3,209
Other liabilities	234	26	—	260
Total liabilities	7,955	6,405	(156)	14,204
Equity/Attributed net assets (liabilities)	7,011	551	—	7,562
Noncontrolling interests in equity of subsidiaries	149	4,340	—	4,489
Total liabilities and equity	$15,115	11,296	(156)	26,255

BALANCE SHEET INFORMATION
December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$847	—	—	847
Trade and other receivables, net	1,054	—	—	1,054
Inventory, net	1,071	—	—	1,071
Deferred tax assets	155	—	(155)	—
Other current assets	148	—	—	148
Total current assets	3,275	—	(155)	3,120
Investments in available-for-sale securities and other cost investments (note 2)	3	1,165	—	1,168
Investments in affiliates, accounted for using the equity method (note 3)	230	905	—	1,135
Property and equipment, net	1,133	—	—	1,133
Intangible assets not subject to amortization, net	8,496	—	—	8,496
Intangible assets subject to amortization, net	2,209	—	—	2,209
Other assets, at cost, net of accumulated amortization	78	—	—	78
Total assets	$15,424	2,070	(155)	17,339
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	—	—	—	—
Accounts payable	$599	—	—	599
Accrued liabilities	762	39	—	801
Current portion of debt (note 4)	21	1,168	—	1,189
Deferred tax liabilities	—	1,006	(155)	851
Other current liabilities	128	—	—	128
Total current liabilities	1,510	2,213	(155)	3,568
Long-term debt (note 4)	3,575	1,275	—	4,850
Deferred income tax liabilities	1,493	553	—	2,046
Other liabilities	248	—	—	248
Total liabilities	6,826	4,041	(155)	10,712
Equity/Attributed net assets (liabilities)	8,464	(1,971)	—	6,493
Noncontrolling interests in equity of subsidiaries	134	—	—	134
Total liabilities and equity	$15,424	2,070	(155)	17,339

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$10,018	36	10,054
Cost of sales	6,396	—	6,396
Gross Profit	3,622	36	3,658
Operating costs and expenses:
Operating	833	7	840
Selling, general and administrative, including stock-based compensation (note 5)	977	32	1,009
Impairment of intangible assets	92	—	92
Depreciation and amortization	596	13	609
	2,498	52	2,550
Operating income (loss)	1,124	(16)	1,108
Other income (expense):
Interest expense	(322)	(110)	(432)
Share of earnings (losses) of affiliates, net (note 3)	28	57	85
Realized and unrealized gains (losses) on financial instruments, net	51	(402)	(351)
Gains (losses) on transactions, net	—	1,531	1,531
Other, net	—	44	44
	(243)	1,120	877
Earnings (loss) before income taxes	881	1,104	1,985
Income tax benefit (expense)	(352)	(42)	(394)
Net earnings (loss)	529	1,062	1,591
Less net earnings (loss) attributable to noncontrolling interests	63	(2)	61
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$466	1,064	1,530

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$9,616	—	9,616
Cost of sales	6,114	—	6,114
Gross Profit	3,502	—	3,502
Operating costs and expenses:
Operating	866	—	866
Selling, general and administrative, including stock-based compensation (note 5)	858	4	862
Depreciation and amortization	641	—	641
	2,365	4	2,369
Operating income (loss)	1,137	(4)	1,133
Other income (expense):
Interest expense	(317)	(110)	(427)
Share of earnings (losses) of affiliates, net (note 3)	23	117	140
Realized and unrealized gains (losses) on financial instruments, net	75	9	84
Other, net	15	(6)	9
	(204)	10	(194)
Earnings (loss) from continuing operations before income taxes	933	6	939
Income tax benefit (expense)	(353)	1	(352)
Earnings (loss) from continuing operations	580	7	587
Earnings (loss) from discontinued operations, net of taxes	378	—	378
Net earnings (loss)	958	7	965
Less net earnings (loss) attributable to noncontrolling interests	53	—	53
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$905	7	912

STATEMENT OF OPERATIONS INFORMATION
Year ended December 31, 2010
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$8,932	—	8,932
Cost of sales	5,705	—	5,705
Gross Profit	3,227	—	3,227
Operating costs and expenses:
Operating	799	—	799
Selling, general and administrative, including stock-based compensation (note 5)	746	3	749
Depreciation and amortization	571	—	571
	2,116	3	2,119
Operating income (loss)	1,111	(3)	1,108
Other income (expense):
Interest expense	(515)	(111)	(626)
Share of earnings (losses) of affiliates, net (note 3)	8	104	112
Realized and unrealized gains (losses) on financial instruments, net	117	(55)	62
Gains (losses) on transactions, net	355	—	355
Other, net	(44)	(3)	(47)
	(79)	(65)	(144)
Earnings (loss) before income taxes	1,032	(68)	964
Income tax benefit (expense)	(160)	32	(128)
Earnings (loss) from continuing operations	872	(36)	836
Earnings (loss) from discontinued operations, net of taxes	1,101	—	1,101
Net earnings (loss)	1,973	(36)	1,937
Less net earnings (loss) attributable to noncontrolling interests	45	—	45
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$1,928	(36)	1,892

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$529	1,062	1,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	596	13	609
Stock-based compensation	85	6	91
Cash payments for stock-based compensation	(12)	—	(12)
Excess tax benefit from stock-based compensation	(56)	(8)	(64)
Noncash interest expense	9	—	9
Share of losses (earnings) of affiliates, net	(28)	(57)	(85)
Cash receipts from return on equity investments	11	34	45
Realized and unrealized gains (losses) on financial instruments, net	(51)	402	351
(Gains) losses on transactions, net	—	(1,531)	(1,531)
Impairment of intangible assets	92	—	92
Deferred income tax (benefit) expense	(179)	192	13
Other, net	—	(30)	(30)
Intergroup tax allocation	152	(152)	—
Intergroup tax payments	(33)	33	—
Changes in operating assets and liabilities
Current and other assets	(78)	8	(70)
Payables and other current liabilities	433	(10)	423
Net cash provided (used) by operating activities	1,470	(38)	1,432
Cash flows from investing activities:
Cash proceeds from dispositions	—	1,030	1,030
Proceeds from settlements of financial instruments, net	—	(258)	(258)
Investments in and loans to cost and equity investees	(59)	(177)	(236)
Capital expended for property and equipment	(338)	(1)	(339)
Net sales (purchases) of short term and other marketable securities	46	(76)	(30)
Other investing activities, net	(111)	97	(14)
Net cash provided (used) by investing activities	(462)	615	153
Cash flows from financing activities:
Borrowings of debt	2,316	—	2,316
Repayments of debt	(1,392)	(120)	(1,512)
Proceeds from rights offering	—	328	328
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup receipts (payments), net	162	(162)	—
Repurchases of Liberty common stock	(815)	—	(815)
Taxes paid in lieu of shares issued for stock-based compensation	(112)	(16)	(128)
Excess tax benefit from stock-based compensation	56	8	64
Other financing activities, net	(5)	—	(5)
Net cash provided (used) by financing activities	(1,136)	1,384	248
Effect of foreign currency rates on cash	(20)	—	(20)
Net increase (decrease) in cash and cash equivalents	(148)	1,961	1,813
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$699	1,961	2,660

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$958	7	965
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	—	(378)
Depreciation and amortization	641	—	641
Stock-based compensation	49	—	49
Cash payments for stock-based compensation	(3)	—	(3)
Excess tax benefit from stock-based compensation	(19)	—	(19)
Noncash interest expense	4	5	9
Share of losses (earnings) of affiliates, net	(23)	(117)	(140)
Cash receipts from return on equity investments	3	19	22
Realized and unrealized gains (losses) on financial instruments, net	(75)	(9)	(84)
Deferred income tax (benefit) expense	(109)	153	44
Other, net	(20)	15	(5)
Intergroup tax allocation	154	(154)	—
Changes in operating assets and liabilities
Current and other assets	(174)	—	(174)
Payables and other current liabilities	(20)	(7)	(27)
Net cash provided (used) by operating activities	988	(88)	900
Cash flows from investing activities:
Cash proceeds from dispositions	—	—	—
Investments in and loans to cost and equity investees	(56)	(9)	(65)
Capital expended for property and equipment	(312)	—	(312)
Net sales (purchases) of short term and other marketable securities	(46)	—	(46)
Other investing activities, net	(14)	—	(14)
Net cash provided (used) by investing activities	(428)	(9)	(437)
Cash flows from financing activities:
Borrowings of debt	383	—	383
Repayments of debt	(788)	(111)	(899)
Intergroup receipts (payments), net	(208)	208	—
Repurchases of Liberty common stock	(366)	—	(366)
Taxes paid in lieu of shares issued for stock-based compensation	(5)	—	(5)
Excess tax benefit from stock-based compensation	19	—	19
Other financing activities, net	(48)	—	(48)
Net cash provided (used) by financing activities	(1,013)	97	(916)
Effect of foreign currency rates on cash	(4)	—	(4)
Net cash provided by (to) discontinued operations
Cash provided (used) by operating activities	304	—	304
Cash provided (used) by investing activities	(104)	—	(104)
Cash provided (used) by financing activities	(264)	—	(264)
Change in available cash held by discontinued operations	15	—	15
Net cash provided by (to) discontinued operations	(49)	—	(49)
Net increase (decrease) in cash and cash equivalents	(506)	—	(506)
Cash and cash equivalents at beginning of period	1,353	—	1,353
Cash and cash equivalents at end period	$847	—	847

STATEMENT OF CASH FLOWS INFORMATION
Year ended December 31, 2010
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,973	(36)	1,937
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(1,101)	—	(1,101)
Depreciation and amortization	571	—	571
Stock-based compensation	67	—	67
Cash payments for stock-based compensation	(20)	—	(20)
Excess tax benefit from stock-based compensation	(86)	—	(86)
Noncash interest expense	85	5	90
Share of losses (earnings) of affiliates, net	(8)	(104)	(112)
Cash receipts from return on equity investments	2	19	21
Realized and unrealized gains (losses) on financial instruments, net	(117)	55	(62)
(Gains) losses on transactions, net	(355)	—	(355)
Deferred income tax (benefit) expense	(144)	82	(62)
Other, net	14	8	22
Intergroup tax allocation	114	(114)	—
Changes in operating assets and liabilities
Current and other assets	247	—	247
Payables and other current liabilities	46	—	46
Net cash provided (used) by operating activities	1,288	(85)	1,203
Cash flows from investing activities:
Cash proceeds from dispositions	459	—	459
Proceeds from settlement of financial instruments, net	(28)	—	(28)
Cash received in exchange transaction	218	—	218
Capital expended for property and equipment	(258)	—	(258)
Other investing activities, net	(47)	—	(47)
Net cash provided (used) by investing activities	344	—	344
Cash flows from financing activities:
Borrowings of debt	2,974	—	2,974
Repayments of debt	(4,787)	(4)	(4,791)
Intergroup receipts (payments), net	(89)	89	—
Excess tax benefit from stock-based compensation	86	—	86
Other financing activities, net	(83)	—	(83)
Net cash provided (used) by financing activities	(1,899)	85	(1,814)
Effect of foreign currency rates on cash	14	—	14
Net cash provided by (to) discontinued operations
Cash provided (used) by operating activities	88	—	88
Cash provided (used) by investing activities	7	—	7
Cash provided (used) by financing activities	(1,498)	—	(1,498)
Change in available cash held by discontinued operations	1,054	—	1,054
Net cash provided by (to) discontinued operations	(349)	—	(349)
Net increase (decrease) in cash and cash equivalents	(602)	—	(602)
Cash and cash equivalents at beginning of period	1,955	—	1,955
Cash and cash equivalents at end period	$1,353	—	1,353

Notes to Attributed Financial Information
(unaudited)

(1)
The Interactive Group is comprised of our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc. and our interest in HSN, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of those consolidated subsidiaries. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

The Ventures Group consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary TripAdvisor, Inc. ("TripAdvisor") and interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL. Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments, as well as the assets, liabilities, revenue, expenses and cash flows of TripAdvisor. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense). See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

At the time of issuance of Liberty Ventures common stock, cash of $1,346 million was reattributed to the Ventures Group from the Interactive Group. The Interactive Group borrowed funds under QVC's credit facility in connection with the completion of the recapitalization to have the appropriate amount of cash available to be attributed to each Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	December 31, 2012	December 31, 2011
	amounts in millions
Interactive Group
Other cost investments	$4	3
Total Interactive Group	4	3
Ventures Group
Time Warner Inc.	1,042	787
Time Warner Cable Inc.	531	348
AOL	59	30
Other AFS investments	84	—
TripAdvisor AFS securities	99	—
Total Ventures Group	1,815	1,165
Consolidated Liberty	$1,819	1,168

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	December 31, 2012			Years ended December 31,
	Percentage ownership	Carrying value	Market value
				2012	2011	2010
	dollar amounts in millions
Interactive Group
HSN, Inc.	37%	$242	1,102	40	38	31
Other	various	62	N/A	(12)	(15)	(23)
Total Interactive Group		304		28	23	8
Ventures Group
Expedia, Inc. (1)(2)(3)	17%	431	1,389	67	119	103
TripAdvisor, Inc. (1)(4)	N/A	N/A	N/A	38	—	—
Other	various	116	N/A	(48)	(2)	1
Total Ventures Group		547		57	117	104
Consolidated Liberty		$851		85	140	112
___________________________

(1)
During the fourth quarter of 2011 Expedia, Inc. completed the pro-rata split-off of TripAdvisor, a wholly owned subsidiary. Therefore, the Company had a 26% ownership interest in each of Expedia, Inc. and TripAdvisor as of December 31, 2011.

(2)
Liberty entered into a forward sales contract on 12 million shares of Expedia common stock in March 2012 at a per share forward price of $34.316. The forward contract was settled in October 2012 for total cash proceeds of $412 million and the 12 million shares of Expedia common stock, previously held as collateral, were released to the counterparty. In the fourth quarter when the forward contract settled, the difference between the fair value of the Expedia shares and the carrying value of the shares ($443 million) was recognized in the gain (loss) on dispositions, net line item in the statement of operations.

(3)	During the years ended December 31, 2012 and 2011, Expedia, Inc. paid dividends aggregating $23 million and $19 million, respectively, which were recorded as reductions to the investment balance.

(4)
In May 2012, Liberty sold approximately 8.5 million shares of TripAdvisor for cash proceeds of $338 million. The sale resulted in a $288 million gain recorded in gain (losses) on transactions, net, based on the average cost, in the statement of operations. On December 11, 2012, we acquired approximately 4.8 million additional shares of common stock of TripAdvisor (an additional 4% equity ownership interest), for $300 million, and obtained voting control of TripAdvisor, see note 1 in the accompanying consolidated financial statements for additional details of the fourth quarter transaction with TripAdvisor.

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	December 31, 2012
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
Senior notes and debentures
5.7% Senior Notes due 2013	$241	240
8.5% Senior Debentures due 2029	287	285
8.25% Senior Debentures due 2030	504	501
QVC 7.125% Senior Secured Notes due 2017	500	500
QVC 7.5% Senior Secured Notes due 2019	1,000	988
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC Bank Credit Facilities	903	903
Other subsidiary debt	125	125
Total Interactive Group	4,560	4,542
Ventures Group
Exchangeable Senior Debentures
3.125% Exchangeable Senior Debentures due 2023	1,138	1,639
4% Exchangeable Senior Debentures due 2029	469	311
3.75% Exchangeable Senior Debentures due 2030	460	297
3.5% Exchangeable Senior Debentures due 2031	371	292
3.25% Exchangeable Senior Debentures due 2031	414	391
TripAdvisor Debt Facilities	412	412
Total Ventures Group	3,264	3,342
Total consolidated Liberty debt	$7,824	7,884
Less current maturities		(1,638)
Total long-term debt		$6,246

At December 31, 2012, the intergroup payable/(receivable) balance includes a intergroup loan of approximately $71 million. The Ventures group acquired $68 million principal amount of the 5.7% Senior Notes due 2023, on the open market, which are attributed to the Interactive group and have been extinguished on a consolidated basis. The intergroup loan carries an interest rate that is equal to the effective yield on the 5.7% Senior Notes at the time of purchase.

(5)
Cash compensation expense for our corporate employees will be allocated among the Interactive Group and the Ventures Group based on the estimated percentage of time spent providing services for each group. On a semi-annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent. Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Interactive Group to the Ventures Group was determined to be $5 million and $4 million for the years ended December 31, 2012 and 2011, respectively. We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group, therefore, as it relates to periods prior to the Split-Off no stock compensation expense was recognized by the Ventures group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group and the Ventures Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

Interactive Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2012	2011	2010
	amounts in millions
Current:
Federal	$(365)	(310)	(199)
State and local	(26)	(32)	6
Foreign	(140)	(120)	(111)
	$(531)	(462)	(304)
Deferred:
Federal	$152	103	113
State and local	20	2	17
Foreign	7	4	14
	179	109	144
Income tax benefit (expense)	$(352)	(353)	(160)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2012	2011	2010
	amounts in millions
Computed expected tax benefit (expense)	$(309)	(327)	(363)
Nontaxable exchange of investments for subsidiary	—	—	112
State and local income taxes, net of federal income taxes	(4)	(17)	15
Foreign taxes, net of foreign tax credits	5	(3)	48
Change in valuation allowance affecting tax expense	(8)	(15)	—
Nontaxable gains (losses) related to the Company's common stock	1	8	27
Impairment of intangible assets	(29)	—	—
Other, net	(8)	1	1
Income tax benefit (expense)	$(352)	(353)	(160)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2012	2011
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$92	60
Foreign tax credit carryforwards	87	30
Accrued stock compensation	11	44
Other accrued liabilities	80	69
Investments	16	20
Other future deductible amounts	133	188
Deferred tax assets	419	411
Valuation allowance	(40)	(16)
Net deferred tax assets	379	395

Deferred tax liabilities:
Intangible assets	1,541	1,661
Other	—	72
Deferred tax liabilities	1,541	1,733
Net deferred tax liabilities	$1,162	1,338

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

	December 31,
	2012	2011
	amounts in millions
Current deferred tax assets	$156	155
Long-term deferred tax liabilities	1,318	1,493
Net deferred tax liabilities	$1,162	1,338

Ventures Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2012	2011	2010
	amounts in millions
Current:
Federal	$151	154	114
State and local	(1)	—	—
Foreign	—	—	—
	$150	154	114
Deferred:
Federal	$(183)	(145)	(86)
State and local	(9)	(8)	4
Foreign	—	—	—
	(192)	(153)	(82)
Income tax benefit (expense)	$(42)	1	32

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2012	2011	2010
	amounts in millions
Computed expected tax benefit (expense)	$(386)	(2)	24
State and local income taxes, net of federal income taxes	(7)	(5)	3
Consolidation of previously held equity method affiliate	294	—	—
Dividends received deductions	10	5	5
Alternative energy tax credits	48	3	—
Other, net	(1)	—	—
Income tax benefit (expense)	$(42)	1	32

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2012	2011
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$18	10
Other	36	9
Deferred tax assets	54	19
Valuation allowance	(12)	—
Net deferred tax assets	42	19

Deferred tax liabilities:
Investments	508	210
Intangible assets	1,209	—
Discount on exchangeable debentures	890	978
Deferred gain on debt retirements	321	321
Other	73	69
Deferred tax liabilities	3,001	1,578
Net deferred tax liabilities	$2,959	1,559

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

	December 31,
	2012	2011
	amounts in millions
Current deferred tax liabilities	$1,068	1,006
Long-term deferred tax liabilities	1,891	553
Net deferred tax liabilities	$2,959	1,559

(7)
The Liberty Interactive Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.